Exhibit 99.1

Graham Corporation 20 Florence Avenue Batavia, NY 14020

IMMEDIATE RELEASE

Graham Corporation Announces Fourth Quarter Fiscal Year 2012

Orders of $42.3 Million; Provides Updated Fiscal 2012 Guidance

BATAVIA, NY, May 8, 2012 – Graham Corporation (NYSE Amex: GHM), a global designer and manufacturer of critical equipment for the oil refining, petrochemical and power industries, including the supply of components and raw materials to nuclear energy facilities, announced today that it had total orders of $42.3 million in the fourth quarter of its fiscal year which ended March 31, 2012, referred to as fiscal 2012. Included were two orders for oil refining projects in China that totaled $5.5 million.

Total orders for the year were $106.7 million. Orders in fiscal 2012 for Energy Steel, the Company’s wholly-owned subsidiary that focuses solely on the nuclear power market, were $31.8 million.

Fiscal Year 2012 Revenue and Gross Margin Outlook Reduced; Net Income Impacted by R&D Tax Credit Adjustment

Based on preliminary unaudited results for the fourth quarter, fiscal year 2012 revenue is expected to be approximately $103.2 million, or approximately $20.3 million for the fourth quarter. The revenue shortfall compared with previous guidance of $105 million to $108 million primarily reflects an extension of the fabrication and delivery schedule for the multi-year naval nuclear propulsion program order. As a result of lower than expected revenue, the Company has adjusted its fiscal 2012 gross margin guidance from a range of 32% to 33% to an unaudited 31.6%.

Mr. James R. Lines, Graham’s President and Chief Executive Officer, commented, “The new outlook for fiscal year 2012 is based on a revised project schedule for the Navy order and doesn’t impact our backlog or optimism as we enter fiscal 2013. Additionally, we are pleased with our success in China and the two orders for oil refining projects. I believe that we are still in the early stages of the recovery and the tenor of opportunities in our pipeline has definitely strengthened. Although orders in any one quarter can prove to be lumpy.”

The Company also recorded a $433 thousand after-tax charge in its fourth quarter fiscal 2012 related to the adjustment of research and development tax credit claims generated during the tax years ended March1999 through 2008. The aggregate research and development tax credit adjustment, agreed to following an IRS audit finalized in the fourth quarter of 2012, totaled $859 thousand after tax, which includes interest. Of such amount, the Company had previously recorded $426 thousand. The remaining $433 thousand, or $0.04 per diluted share, negatively impacts net income in the fourth quarter. The tax credit adjustment, excluding interest, represents approximately 40% of the $1,871 thousand in credits claimed in the subject tax years.

Graham plans to release its audited financial results on June 1, 2012, and will host a teleconference that day at 11:00 a.m. ET to discuss the results and the Company’s expectations for the fiscal year ending March 31, 2013. To access the teleconference, participants can call 1-201-689-8560 or visit the Company’s website at www.graham-mfg.com. A separate announcement regarding the call will also be provided in the near future.

ABOUT GRAHAM CORPORATION

With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of custom-engineered ejectors, pumps, condensers, vacuum systems and heat exchangers. For over 75 years, Graham has built a reputation for top quality, reliable

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Graham Corporation Announces Fourth Quarter Fiscal Year 2012 Orders of $42.3 Million; Provides Updated Fiscal 2012

Guidance

May 8, 2012

products and high-standards of customer service. Sold either as components or complete system solutions, the principal markets for Graham’s equipment are energy, including oil and gas refining and nuclear and other power generation, chemical/petrochemical and other process industries. In addition, Graham’s equipment can be found in diverse applications, such as metal refining, pulp and paper processing, shipbuilding, water heating, refrigeration, desalination, food processing, pharmaceutical, heating, ventilating and air conditioning, and in nuclear power installations, both inside the reactor vessel and outside the containment vessel.

Graham Corporation’s subsidiary Energy Steel & Supply Co. is a leading code fabrication and specialty machining company dedicated exclusively to the nuclear power industry.

Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. Graham routinely posts news and other important information on its website, www.graham-mfg.com, where additional comprehensive information on Graham Corporation and its subsidiaries can be found.

Safe Harbor Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.

Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “optimism,” “appears,” “could,” and other similar words. All statements addressing operating performance, events, or developments that Graham Corporation expects or anticipates will occur in the future, including but not limited to, statements relating to Graham’s acquisition of Energy Steel & Supply Co. (including but not limited to, the integration of the acquisition of Energy Steel, revenue, backlog and expected performance of Energy Steel, and expected expansion and growth opportunities within the domestic and international nuclear power generation markets), anticipated revenue, the timing of conversion of backlog to sales, market presence, profit margins, foreign sales operations, its ability to improve cost competitiveness, customer preferences, changes in market conditions in the industries in which it operates, changes in general economic conditions and customer behavior, forecasts regarding the timing and scope of the economic recovery in its markets, order pipeline strength, and its acquisition strategy are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham Corporation’s most recent Annual and Quarterly Reports filed with the Securities and Exchange Commission, included under the heading entitled “Risk Factors.”

Should one or more of these risks or uncertainties materialize, or should any of Graham Corporation’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on Graham Corporation’s forward-looking statements. Except as required by law, Graham Corporation disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this news release.

For more information contact:

Jeffrey F. Glajch	Deborah K. Pawlowski
Vice President Finance and CFO	Kei Advisors LLC
Phone: (585) 343-2216	Phone: (716) 843-3908
Email: jglajch@graham-mfg.com	Email: dpawlowski@keiadvisors.com

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